Cleco Corporation
2030 Donahue Ferry
PO Box 5000
Pineville, LA 71361-5000
Tel 318-484-7400

NEWS RELEASE

Investor Contacts: Cleco Corporation: Kathleen F. Nolen (318) 484-7687 Rodney J. Hamilton (318) 484-7593

Analyst Inquiries: Dresner Companies Kristine Walczak (312) 780-7205

Media Contact: Cleco Corporation Michael Burns (318) 484-7663 Susan Broussard (318) 484-7773

For Immediate Release

Perryville Energy Partners reaches agreement to sell plant to Entergy

Perryville subsidiaries file for Chapter 11 bankruptcy protection

PERRYVILLE, La., Jan. 28, 2004 - Cleco Corp. (NYSE, PCX: CNL) announced today its subsidiary, Perryville Energy Partners LLC (PEP), has reached an agreement to sell its 718-megawatt power plant to a subsidiary of Entergy Corp. As part of the sales process, the project companies, PEP and Perryville Energy Holdings LLC, filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code.

Neither Cleco Corp. nor any of its other subsidiaries were included in the filings made today.

The agreement calls for PEP, which owns the plant, to sell the facility to Entergy Louisiana, Inc. for approximately $170 million. It is anticipated the sale proceeds will be sufficient to repay senior lenders and all current obligations of the Perryville subsidiaries. The agreement is subject to the approvals of regulators and the bankruptcy court.

"After careful consideration, it was determined the only way to facilitate the orderly sale of the Perryville plant was through this voluntary filing by our subsidiaries," Cleco President and CEO David Eppler said.

In addition, Entergy signed a contract to buy the plant's output while the sales agreement is pending. The power contract also is subject to regulatory and bankruptcy court approvals.

The two Perryville subsidiaries expect to ask the bankruptcy court for expedited action on various motions, including one involving procedures for solicitation of higher or better offers for the plant, a requirement under the bankruptcy code.

As a result of the July 14, 2003, bankruptcy filing of its tolling agreement counterparty and the counterparty's parent company, Mirant Corp., PEP was in default on its approximately $133 million loan.

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Today's filings were prompted by the inability of the Perryville subsidiaries and their lenders to reach an agreement on the terms under which the lenders would consent to the sale of the plant to Entergy.

"Clearly, we would have preferred to sell the Perryville plant without bankruptcy court intervention, but it's sometimes difficult to reach an agreement between multiple parties outside of a courtroom," Eppler said. "Today's action in no way affects our electric utility, Cleco Power, or its customers. Cleco Corporation remains a financially sound company. Part of our strategy has been to reduce our exposure to the less stable wholesale energy business, and we're hopeful this process will help us achieve that goal."

The filings were made in the U.S. Bankruptcy Court for the Western District of Louisiana, Alexandria division.

The sale, expected to be completed by December 2004, is contingent upon obtaining necessary approvals from state and federal regulators and the bankruptcy court, a final inspection by Entergy, and satisfaction of other customary closing conditions.

The plant, located in Perryville, La., consists of a combined-cycle unit and a simple-cycle unit.

Existing management will continue to operate the facility through the closing of the sale.

Cleco Corp. is an energy services company headquartered in Pineville, La. It operates a regulated electric utility that serves 260,000 customers across Louisiana. Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity, including the Perryville plant. For more information about Cleco, visit www.cleco.com.

Please note:  This news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including the satisfaction or waiver of the conditions to the closing of the sale of the Perryville plant, the timing of the sale of the Perryville plant, and the proceeds from any sale of the Perryville plant. Actual results may differ materially from those indicated in such forward-looking statements.

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